Exhibit 99.1

Collectors Universe Coin Division Announces PCGS Secure Plus™ Service
Increased Consumer Protection and Plus Grades for Added Value

NEWPORT BEACH, CA – March 25, 2010 — Collectors Universe, Inc. (NASDAQ: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-value collectibles, today announced that its coin division, Professional Coin Grading Service (PCGS), has launched PCGS Secure Plus™, a new high-tech grading process that has been designed to increase the confidence of collectors and dealers, and has introduced a new grade designation that potentially can increase the value of selected coins.

The PCGS Secure Plus process uses laser scanning to help detect coins that have been artificially enhanced since their last certification and can also be used to help identify stolen coins.  Additionally, PCGS can now designate deserving, superior-quality coins as “Plus” within their respective grades, an important distinction when there are big differences in value between one grade point and the next.

Developed after extensive software and hardware development and testing in partnership with Coinsecure, Inc. of Palo Alto, California, the PCGS Secure Plus service digitally captures a unique “fingerprint” of each coin that is then entered into a permanent database.

“PCGS Secure Plus will introduce a new level of confidence and security in the coin collecting market,” said PCGS President Don Willis.  “We believe that PCGS Secure Plus addresses several of the leading issues affecting the industry today.  PCGS Secure Plus is a patent-pending process, wherein a coin is laser scanned, imaged and registered in a permanent database.  Every coin has its own identifying characteristics.  Coins are like snowflakes at the micron level; they are very different from each other.  If a coin has been previously registered in our database using the Secure Plus process, it will be identified whenever it’s again scanned by us, making it possible to detect enhancements that may have been made since the coin was last registered with us.

“PCGS Secure Plus is an innovative service that also addresses the significant price gaps between one grade point and the next, by formally recognizing high-end specimens within respective grades,” said David Hall, Co-Founder of PCGS and President of Collectors Universe.  “The reality of the marketplace is that coins considered high end for the grade are

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recognized by sophisticated dealers and collectors, and such coins are worth a premium in the marketplace. The term ‘plus’ has been a part of the everyday trading and grading lingo for years.  The high end for any particular grade represents the top 30% of the scale within a grade, and we estimate that the ‘plus’ designation would apply to approximately 15% to 20% of the coins within a grade.  Those technically superior coins in the high end for their grade will now have a plus sign (+) on their PCGS insert label.”

PCGS Secure Plus is being offered as a separate, new service.  All existing PCGS services will continue to be offered without change except for Rarities and Ultra Rarities, which will only be offered with the PCGS Secure Plus service.  Initially, PCGS Secure Plus will be offered for higher value services only for raw coins, re-grades and re-holders.

For additional information, visit us at www.PCGS.com.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value added services to the high-value collectibles markets.  The Company authenticates and grades collectible coins, sports cards, autographs and stamps. The Company also compiles and publishes authoritative information about United States and world coins, collectible trading cards and sports memorabilia and collectible stamps and operates its CCE dealer-to-dealer Internet bid-ask market for certified coins and its Expos trade show and conventions business. This information is accessible to collectors and dealers at the Company's web site, http://www.collectors.com, and is also published in print.

Cautionary Statements Regarding Forward-Looking Information

This news release contains statements regarding our expectations, beliefs or views about our future financial performance and trends in our business and in our markets, which constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can often be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may."

Due to a number of risks and uncertainties to which our business is subject, our future financial performance may differ, possibly significantly, from our expected financial performance as set forth in the forward-looking statements contained in this news release.  Information regarding those risks and uncertainties, and their possible impact on our future financial performance, include, but are not limited to, our continued and increased dependence on our coin business which generated 63% of our consolidated revenues and substantially all of our operating income in the first half of the year, the risk that economic conditions in the United States will not improve for some time and may even deteriorate further, which could result in reductions in the demand for our collectible grading services and, consequently, in our revenues; the risk that the current economic recession and credit crisis will lead to longer term changes in the spending habits of consumers and in the availability and use of credit by smaller businesses, such as collectibles dealers, to fund purchases of collectibles, which could lead to longer term declines in collectibles commerce and, therefore, in the demand for our services; the risk that our strategy to offer new services in our continuing collectibles markets will not be successful in enabling us to improve our profitability or may even cause us to incur significant losses; and the risk that the commercial real estate market in New York City will deteriorate further, in which case we may not be able to sublease the offices and laboratory facilities in New York City formerly occupied by our jewelry businesses within the time periods and for the rents currently expected, which would cause our net rental payment obligations to be significantly higher than currently expected leading to reductions in cash flows and additional losses from discontinued operations in future periods.

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Additional information regarding these risks and information regarding other risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K for our fiscal year ended June 30, 2009 and our Quarterly Report on Form 10-Q for the second quarter ended December 31, 2009 filed with the Securities and Exchange Commission on February 9, 2010.  Due to these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release or in our Annual or Quarterly Reports, which speak only as of their respective dates.  We also disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contact: Joseph Wallace Chief Financial Officer Collectors Universe 949-567-1245 Email: jwallace@collectors.com